                                                             EXHIBIT 99.1

                                                             For Information
                                                             ---------------
                                                             Mark A. Hellerstein
                                                             Robert T. Hanley
                                                             303-861-8140

FOR IMMEDIATE RELEASE

                        ST. MARY REPURCHASES SHARES FROM
                    FLYING J OIL & GAS AND BIG WEST OIL & GAS

DENVER, February 9, 2004 - St. Mary Land & Exploration Company (NYSE: SM)
announced that earlier today the Company repurchased from Flying J Oil & Gas
Inc. and Big West Oil & Gas Inc. 3,380,818 restricted shares of St. Mary common stock for a total of $91,000,000, or $26.92 per share. St. Mary issued the shares to Flying J and Big West on January 29, 2003 in connection with St.
Mary's acquisition of oil and gas properties. In addition to issuing the shares,
St. Mary loaned Flying J and Big West $71,594,000. This loan was completely repaid by Flying J and Big West as part of the share repurchase transaction.
Accrued interest, which has not been recorded by the Company for financial reporting purposes due to the non-recourse nature of the loan, was forgiven. The
$19,406,000 cash payment for the share repurchase, net of the loan repayment from Flying J and Big West, was funded from the Company's existing cash balances and borrowings under its bank credit facility.

Mark Hellerstein, St. Mary's Chairman, President and CEO commented, "We are pleased the Flying J transaction has resulted in a very good outcome for both ourselves and Flying J. We believe the share repurchase will be accretive to earnings and EBITDAX per share in 2004. It is also being made at a time when we are able to use our cash on hand to fund a significant portion of the net repurchase price. A side benefit to the repurchase will be a simplification of our balance sheet."

This release contains forward-looking statements within the meaning of securities laws. The words "will," "believe," "anticipate," "intend" and
"expect" and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause
St. Mary's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as volatility and levels of oil and natural gas prices, reserve estimates, the availability and terms of any necessary financing, competition, litigation, environmental matters, the potential impact of government regulations, and other such matters discussed in the "Risk Factors" section of St. Mary's 2002 Annual
Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.
                                                                        PR-04-02